Exhibit 10.23

Amendment to

Stock Option Agreements

under the

SunCoke Energy, Inc.

Long-Term Performance Enhancement Plan

This Amendment to the Stock Option Agreements under the Long-Term Performance Enhancement Plan (the “Plan”) is applicable to all Stock Option Awards made under the Plan that are outstanding as of July 18, 2012.

Section 1.5 of each Agreement is hereby amended in its entirety to read as follows:

“1.5.	Termination of Employment.

(a)	Termination of Employment—In General. Upon termination of the Participant’s employment with SunCoke and its Affiliates for any reason other than (i) a termination of employment due to Retirement; (ii) a Qualifying Termination or termination of employment due to death or permanent disability; or (iii) a termination of employment for Just Cause, the unvested portion of the Stock Option shall terminate immediately and the vested portion of the Stock Option shall remain exercisable in accordance with Section 1.3 of this Agreement.

(b)	Termination of Employment Due to Retirement. Upon termination of the Participant’s employment with SunCoke and its Affiliates due to Retirement (as defined in Section 1.3 of this Agreement), (i) if the Retirement occurs prior to December 31 of the calendar year in which the Stock Option was granted, the then unvested Stock Option shall terminate immediately; and (ii) if the Retirement occurs on or after December 31 of the calendar year in which the Stock Option was granted, the unvested portion of the Stock Option shall continue to vest in accordance with the vesting schedule set forth in Section 1.1(e) of this Agreement; provided that if the Participant subsequently dies prior to the end of the vesting period, the unvested portion of the Stock Option shall immediately vest and become exercisable, and in either case the vested portion of the Stock Option, including the portion that vests pursuant to this Section 1.5, shall remain exercisable as described in Section 1.3 of this Agreement.

(c)	Qualifying Termination of Employment or Termination of Employment Due to Death or Permanent Disability. In the event of the Participant’s Qualifying Termination or termination of employment due to death or permanent disability, the unvested portion of the Stock Option shall immediately vest and become exercisable and the vested portion of the Stock Option, including the portion that vests pursuant to this Section 1.5, shall remain exercisable for the period set forth in Section 1.3 of this Agreement.

(d)	Termination of Employment for Just Cause. Upon termination of the Participant’s employment with SunCoke and its Affiliates for Just Cause, the vested and unvested portion of the Stock Option shall be canceled immediately.

All other provisions of the Stock Option Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment is executed by the Company this 18TH day of July, 2012, effective as of July 18, 2012.

SUNCOKE ENERGY, INC.

By:	/s/ Gary P. Yeaw
Its:	Vice President, Human Resources